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                                                                  Exhibit 10.14

May 13, 1996
Celecoxib Long Term Safety Study
                                                                   N49-96-02-024



                        CLINICAL TRIAL SERVICES AGREEMENT


            THIS CLINICAL TRIAL SERVICES AGREEMENT (the "Agreement"), made as of April 26,1996, by and between Kendle Research Associates, Inc., an Ohio corporation with principal offices at 441 Vine Street, Cincinnati, Ohio 45202 ("CONTRACTOR") and G.D. SEARLE & CO., a Delaware corporation with principal offices at 5200 Old Orchard Road, Skokie, Illinois 60077 U.S.A. ("SEARLE").

                                   WITNESSETH:

            WHEREAS, CONTRACTOR is engaged in the business of managing, monitoring and coordinating multi-site clinical research programs; and

            WHEREAS, SEARLE desires CONTRACTOR to manage, monitor and coordinate a clinical research program, and CONTRACTOR is willing to provide such services subject to the terms hereof.

            NOW, THEREFORE, the parties agree as follows:

ARTICLE 1-- DEFINITIONS

1.1 "Act" shall mean the United States Food, Drug, and Cosmetic Act, as amended, and any and all rules and regulations promulgated thereunder.

1.2 "Case Resort Forms" shall mean the Case Report Forms developed and/or approved by SEARLE which are to be used by the Investigators (as hereinafter defined) to record data from the Study (as hereinafter defined).

1.3 "Eligible Patient" shall mean any patient who meets the inclusion/exclusion criteria for participation in the Study which are set forth in the Protocol (as hereinafter defined), signs an acceptable Patient Informed Consent Form and participates in the Study.

1.4 "Evaluable Patient" shall mean a patient who meets the criteria for payment as outlined
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             in the Guidelines for Payment (see Exhibit B).

1.5 "FDA" shall mean the United States Food and Drug Administration or any successor entity thereto.

16 "Investigator" shall mean a licensed physician engaged by SEARLE to conduct the Study.

1.7 "IRB" shall mean the Institutional Review Board(s) organized in accordance with the Act.

1.8 "Protocol" shall mean protocol number N49-96-02-024, entitled "Clinical Protocol to Evaluate the Long-Term Safety of Celecoxib (SC-58635) in Treating the Signs and Symptoms of Osteoarthritis and Rheumatoid Arthritis," and is incorporated herein by this reference, and any amendments thereto. This protocol will have an interim and a final analysis.

1.9 "Site" shall mean the physical location at which a particular Investigator conducts the Study.

1.10         "Study" shall mean the clinical research described in the Protocol.
             This Contract is for all study activities up to and including the interim analysis.

1.11         "Study Medication" shall mean SEARLE's compound SC-58635.
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ARTICLE 2-- SERVICES OF CONTRACTOR

2.1 Purpose. SEARLE hereby retains CONTRACTOR and CONTRACTOR agrees to assist SEARLE in the management and monitoring of the Study in accordance with the Protocol. The Study shall be conducted at approximately 93 Sites and involve the participation of approximately 1,670 patients. All 93 of these sites will be monitored by CONTRACTOR.

2.2 Specific Services. In connection with the Study, CONTRACTOR shall provide the following services (collectively, the "Services") within time frames mutually agreed on and documented in official study timeliness:

            (a) CONTRACTOR shall verify that the Investigators are duly licensed, qualified to conduct the Study in accordance with the Protocol and the Act, acceptable to the FDA and have adequate staff and facilities.

            (b) All appropriate personnel of CONTRACTOR shall attend meetings of the Investigators and/or their Study Coordinators to review the Protocol, Case Report Forms, and clinical laboratory and administration procedures relevant to the Study.

            (c) Prior to the initiation of the Study by each Investigator, CONTRACTOR shall collect from the relevant Investigators all regulatory and administrative documents (including a curriculum vitae, medical license, signed statement of Investigator, IRB approval, Approved Consent Form, FDA Form 1572) and forward same to SEARLE for filing with the FDA. CONTRACTOR shall forward to each investigative site a copy of the investigational brochure for the Study Medication, the Protocol and any other written information required by the Investigator to perform the Study.

            (d) Prior to the initiation of the Study by each Investigator, SEARLE will designate the amount to be paid to each Investigator for partially completed and fully completed patients (Study Budget). CONTRACTOR will discuss the Study Budget with each Investigator and seek the Investigator's agreement to the Study Budget. Any deviations to the Study Budget must be agreed to by SEARLE in writing. CONTRACTOR shall enter into agreements with each Investigator for the performance of the Study (Letter of Agreement). A standard Letter of Agreement
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                 will be approved by SEARLE in writing.
                 Any deviations to the standard Letter of Agreement must be approved in writing by SEARLE. CONTRACTOR shall make payments for performance under each Letter of Agreement directly to each Investigator and will be reimbursed by SEARLE for these payments as provided in Section 5.2 (b).

            (e) With SEARLE's approval, CONTRACTOR shall authorize the initiation of the Study at each Site, including without limitation providing orientation and other training for the Investigator and his staff.

            (f) CONTRACTOR shall ship CRFs from Cincinnati to each of the investigational sites as needed

            (g) CONTRACTOR shall monitor the performance of the Study at each Site by conducting and documenting at least the following on-Site visits, supplemented by telephonic communications as reasonably necessary during the course of the Study: (1) Initiation visit to selected Sites before the first patient at said Site enters the Study;

                 (2) Interim visits to each Site which shall occur in conjunction with visits for other SEARLE trials;

                 (3) Close-out visit to each Site after all Patients at said Site have completed the Study.

                 In conducting the Site visits and monitoring the Study, CONTRACTOR shall comply with the requirements of Exhibit A. SEARLE reserves the right at its expense, to accompany CONTRACTOR on any or all of CONTRACTOR's Site visits and to conduct additional visits to the Sites without representatives of CONTRACTOR.

            (h) CONTRACTOR shall keep the Investigators informed of information provided by SEARLE concerning the Study Medication and conduct of the Study.

            (i) CONTRACTOR shall review Case Report Forms for completeness and in compliance with the requirements of Exhibit A, resolve discrepancies with the Investigator.
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            (j)  For purposes of calculating payments to the Investigators,
                 CONTRACTOR's personnel will fill out payment worksheets as shown in Exhibit B and will use worksheets to calculate payments to Investigators. CONTRACTOR will make payments directly to Investigators and will be reimbursed by SEARLE as described in Exhibit E.

            (k) CONTRACTOR shall code Case Report Forms and enter data from Case Report Forms into a database prepared by SEARLE and located on a SEARLE computer in Skokie, Illinois. SEARLE shall provide the necessary access and data links for CONTRACTOR to enter the data remotely.

            (l) CONTRACTOR shall run automated edit checks on the data in the database and will generate and resolve queries that result from such checks.

            (m) Using specifications and a Statistical Analysis Plan approved by SEARLE, CONTRACTOR shall program tables and listings which will be used in the final report for this study. Tables and listings will be reviewed by CONTRACTOR's Safety, CDM, Clinical Services, and Statistics personnel and will be shared with SEARLE in a draft form to allow for comments.

            (n) CONTRACTOR shall promptly report to SEARLE all serious adverse drug experiences which come to its attention, in accordance with the Act and any instructions from SEARLE.

            (o) CONTRACTOR shall advise and consult with the Investigators regarding questions concerning the Protocol, the conduct of the Study, and/or the recording of data therefrom.

            (p) At the conclusion of the Study at each Site and unless SEARLE otherwise directs, CONTRACTOR shall collect from the Investigator and reconcile unused supplies of the Study Medication, other drugs provided by SEARLE, unused Case Report Forms and any other materials or information required by the Act to be delivered to the sponsor of the Study at its conclusion.

            (q) At the conclusion of the Study, CONTRACTOR will make copies of all blue watermark Case Report Forms and will forward such copies plus a copy of the study report to the clinical sites from which the pages originated. The
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                 original white and blue watermark copy Case Report Forms will be forwarded to SEARLE for archiving, unless otherwise instructed.

            (r) CONTRACTOR shall provide such other assistance as SEARLE may reasonably request in order to manage, monitor and coordinate the conduct of the Study and to collect and submit all resulting data on a timely basis.

            (s) In the event SEARLE requests CONTRACTOR to perform any additional services not contemplated hereunder, CONTRACTOR shall obtain SEARLE's written approval of the costs associated with such services prior to commencing performance of any such services.

2.3         Reports.

            (a) Within two (2) weeks after each visit to a Site, CONTRACTOR shall prepare and submit to SEARLE a Site visit report. The Visit Report shall set forth the information described in Part I of Exhibit C.

            (b) CONTRACTOR shall submit a report to SEARLE summarizing the progress of the Study at each Site and CONTRACTOR's performance of the Services. Such report shall include the information described in Part II of Exhibit C and shall be with the frequency indicated therein.

2.4 Records. CONTRACTOR shall maintain complete and accurate records of each visit to a Site and any and all other records and information relating to the conduct of the Study or the performance of the Services which may be required by the Act or any other law or regulation. Such records shall be maintained for a period of three
            (3) years from the date hereof or such longer period as may be required by law. At the end of such retention period, CONTRACTOR shall offer all such records to SEARLE by written notice. If within thirty (30) days of such notice, SEARLE does not notify CONTRACTOR to ship such records to SEARLE, at SEARLE's expense, CONTRACTOR shall promptly destroy same and certify in writing to SEARLE that such destruction has occurred.

2.5 Audit Right. The records described in Section 2.4 above shall be made available to SEARLE at SEARLE's request and to the FDA at the FDA's request for inspection,
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            copying and audit at any time during the term hereof and during the retention period described above.

2.6 Visits by Regulatory Agencies. CONTRACTOR shall notify SEARLE immediately by telephone (followed by written confirmation) of any visit to CONTRACTOR's offices or to any Site by FDA representatives.

2.7 Resolution of Disputes and Deficiencies. Any deficiencies noted by SEARLE in the Services performed by CONTRACTOR or in the conduct of the Study by any Investigator shall be resolved by CONTRACTOR to the satisfaction of SEARLE. In the event of any disputes between CONTRACTOR and SEARLE, the parties shall make good faith efforts to resolve any such dispute as promptly as possible.

2.8         Transfer of Responsibilities.

            (a) Pursuant to 21 Code of Federal Regulations ( "CFR") Part 312.52, SEARLE hereby transfers to CONTRACTOR and CONTRACTOR hereby assumes from SEARLE, the responsibility for those services described in this Article 2 and accordingly, CONTRACTOR shall be responsible for performance of all such obligations as contemplated in said Part of the CFR.

            (b) Notwithstanding the foregoing, it is understood that SEARLE shall be responsible for the following obligations set forth in 21 CFR Part 312:

                 (1) preparation and submission (if required) of an Investigational New Drug Application to conduct the Study;

                 (2) report to the FDA of all adverse drug reactions required to be reported;

                 (3) maintenance of records concerning shipments by SEARLE to the Investigators of Study Medication, other drugs and other materials; and

                 (4) preparation and submission to the FDA of any periodic reports and the final report concerning the Study; and

                 (5) any other obligations of clinical study sponsors which are set forth in the Act and not specifically transferred to CONTRACTOR under Section 2.8(a).

ARTICLE 3-- STANDARD OF PERFORMANCE, STAFFING AND RECORDS

3.1   Standard of Performance. CONTRACTOR shall perform the Services and all of its
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            other obligations set forth herein in strict accordance with:

            (a) all applicable statutes, rules and regulations, including without limitation the Act and any proposed FDA regulations provided by SEARLE;

            (b)  the Protocol;

            (c)  the mandates of the IRB approving the Study;

            (d)  the SOPs (as defined in Section 3.2); and

            (e)  any other instructions from SEARLE.

            CONTRACTOR shall also perform the Services in a competent and professional manner, consistent with the current state of clinical research and current good clinical practices acceptable to the FDA. CONTRACTOR shall, as necessary, consult with SEARLE on matters regarding safety considerations and Study implementation, and will adhere to SEARLE's advice concerning same.

3.2 SOPs. At least five (5) days prior to the commencement of the Services, CONTRACTOR shall submit to SEARLE for its review and approval CON TRACTOR's standard operating procedures (SOPs) relating to the Services.

3.3         Staffing.

            (a) CONTRACTOR shall be responsible for providing all personnel required to perform the Services, as well as any necessary replacements. CONTRACTOR shall use its best efforts to provide qualified individuals to fill such positions. CONTRACTOR shall also give due consideration to the advice of SEARLE with respect to the decision to use, or to continue or discontinue the use of, specific personnel for purposes of the conduct of Study monitoring. CONTRACTOR shall not engage any subcontractor to perform or assist in the performance of the Services without the prior written approval of SEARLE.

            (b) CONTRACTOR shall not use any person (including Investigators) debarred by the FDA in any capacity in connection with the performance of the Services or the Study. Upon the execution of this Agreement,

3.4 CONTRACTOR shall provide SEARLE with the certification attached hereto as Exhibit D. Accurate Information. CONTRACTOR hereby represents to SEARLE that CONTRACTOR shall take all necessary steps to assure that all data, reports, forms or any other records generated
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pursuant to the Study by CONTRACTOR, its agents, employees, subcontractors or representatives or by Investigators shall be true and accurate and shall contain no false or misleading information.

ARTICLE 4-- OBLIGATIONS OF SEARLE

4.1 Supplies to Investigators. SEARLE shall provide at its own expense and directly to each Investigator:

            (a) Supplies of the Study Medication and any other medications specified in the Protocol. SEARLE shall keep CONTRACTOR informed of the recipients, contents and dates of all such shipments.

            (b) A supply of Case Report Forms which will be forwarded to investigational sites by CONTRACTOR's personnel. CONTRACTOR shall keep SEARLE informed of the recipients, contents, and dates of all such shipments.

4.2 Compliance with Law. SEARLE shall comply with all laws and regulations, including without limitation the Act, which are applicable to SEARLE's sponsorship and reporting of the Study.

4.3 Data Processing~ Activities. SEARLE shall provide a database, DLB data entry software, data edit checks and computerized tools to allow the CONTRACTOR to code CRFs, enter data, and generate and process queries on SEARLE computer systems located in Chicago.

            (a) SEARLE shall provide adequate computer access to the SEARLE clinical database to allow up to 30 simultaneous users consisting of CDM and Statistics personnel in up to 3 different locations by October 1996. This access will consist of the existing network link with Kendle in Cincinnati plus links to be established with KENDLE's offices in Chicago and New Jersey. In the event that network
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                   links with KENDLE's offices in Chicago and New Jersey cannot be established prior to the initiation of this study, modem connections will serve as an interim solution. SEARLE will at least provide up to 4 modem connections with the Chicago office by the end of July 1996 and up to 4 modem connections with the New Jersey office by the end of August 1996. Network links will be provided to these sites by October 1996.

            (b) SEARLE shall provide necessary access and data links to allow operations 24 hours, 7 days a week during the study (except when maintenance downtime is required).

            (c) SEARLE shall provide remote printing capability at CONTRACTOR offices in Cincinnati, Chicago, and New Jersey, sufficient to allow timely data review and clean-up. KENDLE shall provide printer equipment.

            (d) SEARLE shall make reasonable efforts to provide sufficient computing resources for efficient use of automated edits and other tools provided by SEARLE and used during the data clean-up process. KENDLE's commitments to rapid turnaround assume that automated edits and other tools will execute in I to 8 hours. Longer run times for the automated edits and other tools may adversely impact these turnaround times.

            (e) SEARLE shall review and provide feedback to the CONTRACTOR on all information provided SEARLE for approval (e.g., code listings) generally within I to 2 working days of submission to SEARLE.

            (f) Within I week of receipt, SEARLE shall load all external laboratory data received from SCICOR.

            (g) SEARLE shall provide such other assistance as CONTRACTOR may reasonably request in order to manage, monitor, code, enter, and process CRF data on a timely basis.
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ARTICLE 5-- PAYMENTS TO CONTRACTOR

5.1 Compensation. In consideration for CONTRACTOR's performance of the Services, SEARLE shall (a) pay CONTRACTOR up to Two Million Eight Hundred Forty-Six Thousand Three Hundred Fifty Dollars ($2,846,350) for Services completed in accordance with the activities and associated costs set forth on the fee schedule attached hereto as Exhibit E, and (b) reimburse CONTRACTOR for expenses (as provided under 5.2 below) in an amount up to Two Million Twenty-Two Thousand Six Hundred Dollars ($2,022,600). CONTRACTOR's total compensation under (a) and (b) shall not exceed Four Million Eight Hundred Sixty Eight Thousand Nine Hundred Fifty Dollars ($4,868,950).

5.2

Expenses.

(a) SEARLE shall reimburse CONTRACTOR for all of its reasonable out-of-pocket expenses incurred in connection with its performance of the Services for travel, meetings, and shipping in an amount not to exceed Two Hundred Eighty Thousand Dollars ($280,000). CONTRACTOR shall not incur additional expenses for travel, meetings, and shipping without SEARLE's prior written consent.

         (b) SEARLE shall provide funds to CONTRACTOR for all payments made to Investigators, in an amount not to exceed One Million Seven Hundred Thirty-Five Thousand One Hundred Dollars ($1,735,100). CONTRACTOR shall provide detailed listings of such payments, including the name and Taxpayer Identification Number or Social Security Number of the Payee, five (5) days before the payments are made. SEARLE will send funds to CONTRACTOR by wire transfer directly into CONTRACTOR's account within five (5) business days of receipt of each detailed listing. Payments to Investigators shall not exceed One Million Seven Hundred Thirty-Five Thousand One Hundred Dollars ($1 .735,100) without SEARLE's prior written consent.

         (c) SEARLE shall reimburse CONTRACTOR for expenses related to duplicating
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                 Study Document Binders. CONTRACTOR shall not exceed total
                 expenses of Seven Thousand Five Hundred Dollars ($7,500) without SEARLE's prior written consent.

5.3   Payment Procedures.

            (a) Within fifteen (15) days after the execution of this Agreement, SEARLE shall make an initiation payment to CONTRACTOR in the amount of Four Hundred Twenty-Seven Thousand Dollars ($427,000) which represents fifteen percent (15%) of the amount set forth in Section 5.1(a). If any advance payments for CONTRACTOR fees for tasks covered by this contract have already been made, they will be credited against this initiation payment.

            (b)  SEARLE shall pay the remainder of the amount set forth in
                 Section 5.1(a) in seventeen (17) milestone payments of One Hundred Twenty-Five Thousand Six Hundred Dollars ($125,600) each as provided in Exhibit E and one final installment of Two Hundred Eighty-Four Thousand One Hundred Fifty Dollars ($284,150), representing 10% of the amount sent forth in
                 Section 5.1(a) which shall be paid only after all data from the contract period has been coded and entered, all queries for the contract period have been resolved, and the statistical report for the contract period has been received by SEARLE from CONTRACTOR and has been accepted by~SEARLE as satisfactory.

            (c) SEARLE shall advance 15% (Forty-Two Thousand Dollars; $42,000) of the estimated travel expenses to CONTRACTOR within fifteen
                 (15) days after the execution of this Agreement. CONTRACTOR shall invoice SEARLE each calendar month for the expense incurred during the prior calendar month, subject to the limitation set forth in Sections 5.1 and 5.2. CONTRACTOR's invoice shall be accompanied by original receipts or any other supporting information reasonably satisfactory to SEARLE. A final accounting of expenses shall occur at the end of the contract period and any unused advance will be returned at that time (estimated January 1998).

            (d) SEARLE shall reimburse CONTRACTOR for payments to Investigators. CONTRACTOR shall invoice SEARLE for these expenses as they are incurred,
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                 subject to the limitation set forth in Section 5.2. SEARLE shall reimburse CONTRACTOR for these expenses by wire transfer directly to CONTRACTOR's account within 5 working days of receiving the invoice.

            (e) SEARLE shall reimburse CONTRACTOR for payments related to the reproduction of Case Report Forms and Study Document Books. CONTRACTOR shall invoice SEARLE for these expenses as they are incurred, subject to the limitation set forth in Section 5.2.

            (f) SEARLE shall pay CONTRACTOR within thirty (30) days of receipt of invoices; provided they comply with the terms hereof. Checks shall be made payable to Kendle, Federal l.D. 31-1274091, and mailed to the address first set forth above, attention:
                 Controller.

5.4 Final Reconciliation. Within 30 days after the conclusion of the Services, CONTRACTOR shall submit to SEARLE a final invoice which shall include an accounting reconciling all activities actually performed and associated costs (as set forth in Exhibit E, all payment made by SEARLE and all amounts invoiced by CONTRACTOR. Any overpayment by SEARLE shall be credited or refunded to SEARLE by CONTRACTOR at the time of submission of such final invoice. Any underpayment by SEARLE shall be paid to CONTRACTOR, subject to the limitations set forth in Sections
         5.1 and 5.2, within thirty (30) days after receipt and acceptance by SEARLE of such final invoice. Records and Audit. CONTRACTOR shall keep and maintain complete and accurate books and records in sufficient detail to determine amounts owed to CONTRACTOR hereunder. Such books and records shall be maintained for at least two (2) years following completion of the Study or termination of this Agreement and shall be made available for inspection, copying and audit by SEARLE, upon reasonable notice by SEARLE, for the sole purpose of determining the accuracy of amounts invoiced hereunder. If any such audit discloses an underpayment or overpayment of amounts due hereunder, the party owing same shall pay the amount due to the other party within thirty (30) days of written notice.

ARTICLE 6-- TERM AND TERMINATION
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6.1         Term. The term of this Agreement shall begin as of March 11,1996 and shall continue until completion of the interim analysis of the Study, which shall occur no later than January 26,1998.

6.2 Extensions of Term. SEARLE shall have the right to extend the term described above without an increase in the fees payable to CONTRACTOR on written notice to CONTRACTOR, provided such extension is not the result of a delay by SEARLE in performing its obligations hereunder or of a change in the Protocol required by SEARLE which materially affects the performance of the Study.

6.3 Termination by SEARLE. SEARLE may terminate this Agreement at any time on thirty (30) days prior written notice to CONTRACTOR.

6.4 Termination by Either Party. In addition to any other rights or remedies available at law or in equity, this Agreement may be terminated by either party:

            (a) on written notice effective immediately if the other party commits a material breach of this Agreement which is not cured within thirty (30) days of receipt of written notice from the other party; or

            (b) on thirty (30) days written notice if the other party becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, files or has filed against it, a petition in bankruptcy, or has a receiver appointed for a substantial part of its assets.

6.5         Obligations on Expiry or Termination.

            (a) Upon early termination (other than for CONTRACTOR's default), CONTRACTOR shall be entitled to a pro-reta portion of the compensation as provided under Article 5, based on the degree of completion of the Services as of the date of termination. SEARLE shall also reimburse CONTRACTOR for any accrued, but unpaid expenses incurred as permitted under Article 5.

            (b) Within thirty (30) days of the expiration or termination of this Agreement or the Study for any reason, CONTRACTOR shall return to SEARLE all completed, partially completed and unused Case Report Forms and all other materials in CONTRACTOR's possession or control and relating to the Study, including but not limited to all data (in any form, including electronic) and other information resulting from the Study or provided by

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                 SEARLE.

            (c) If this Agreement and/or the Study is prematurely terminated, CONTRACTOR shall conclude the Study as expeditiously as possible and in accordance with SEARLE's reasonable instructions and all applicable federal, state and local laws, regulations and guidelines. CONTRACTOR shall use its best efforts to minimize any expenses resulting from such early termination.

ARTICLE 7--INDEMNIFICATION

7.1 Indemnification of SEARLE. CONTRACTOR shall defend, indemnify and hold harmless SEARLE and its directors, officers and employees, from and against any and all liabilities, costs and expenses (including reasonable attorneys' fees and court costs) from any third party claim, action, lawsuit or other proceeding to the extent such liability, cost or expense is attributable to any negligent or willful act or omission or breach of this Agreement on the part of CONTRACTOR or any of its agents, employees, subcontractors (including Investigators, if CONTRACTOR should reasonably have anticipated such action and taken measures to prevent it) or representatives in the course of performing CONTRACTOR's obligations hereunder; provided however that:

            (a) SEARLE has performed its obligations hereunder; and

            (b) SEARLE shall have notified CONTRACTOR within ten (10) working days after receipt of notice of the claim, action, lawsuit or other proceeding; and

            (c) SEARLE shall fully cooperate in the investigation and defense of any such claim, action, lawsuit or other proceeding.

7.2 Indemnification of CONTRACTOR. SEARLE shall defend, indemnify and hold harmless CONTRACTOR and its directors, officers, employees, and subcontractors from and against any and all liabilities, costs and expenses (including reasonable attorneys' fees and court costs) arising from any claim, action, lawsuit or other proceeding (a) alleging personal injury or death arising out of or in connection with any procedure required by the Protocol or with the administration or use of the Study Medication or any control drug by any Investigator in the performance of the Study in accordance with the Protocol or (b) to the extent such liability, cost or expense is
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            attributable to any negligent or willful act or omission or breach of this Agreement on the part of SEARLE or any of its agents, employees or representatives; provided however that:

            (a) CONTRACTOR has performed its obligations hereunder; and

            (b) CONTRACTOR shall have notified SEARLE within ten (10) working days after receipt of notice of the claim, action, lawsuit or other proceeding; and

            (c) CONTRACTOR shall fully cooperate in the investigation and defense of any such claim, action, lawsuit or other proceeding.

7.3 Notwithstanding the foregoing, SEARLE shall not be required to indemnify CONTRACTOR for any liability, cost or expense attributable to any negligent or willful act or omission or breach of this Agreement on the part of CONTRACTOR or any agent, employee, subcontractor (including Investigators, if CONTRACTOR should reasonably have anticipated such action and taken measures to prevent it) or other representative of CONTRACTOR in the course of performing its obligations hereunder. Conflicts of Interest. SEARLE shall have the right to select defense counsel and to direct the defense or settlement of any claim, action, lawsuit or other proceeding described in Paragraphs 7.2. If representation of CONTRACTOR and any other defendant by the same legal counsel in any lawsuit or claim would be a conflict of interest for such counsel, SEARLE shall retain additional independent counsel for one or more of said defendants to eliminate such conflict.

ARTICLE 8-- PROPERTY OWNERSHIP AND RETENTION

8.1 Ownership. The following materials shall be deemed to be the exclusive property of SEARLE and are hereinafter collectively referred to as "Searle Information":

            (a) All materials, documents and information of every kind and description supplied to CONTRACTOR by SEARLE;

            (b) All materials, documents and information of every kind and description prepared or developed by CONTRACTOR pursuant to this Agreement, except for procedural manuals, personnel data and computer software; and

            (c) All clinical data (including Case Report Forms and the data contained therein) and reports prepared by any of the Investigators.

            Nothing in this paragraph shall preclude the publishing of the results of any clinical trial(s) by the Investigators in accordance with the terms of their respective contracts.

8.2         Inventions and Discoveries.

            (a) CONTRACTOR will promptly disclose to SEARLE or its nominee any and all inventions, discoveries and improvements conceived, made or reduced to practice by CONTRACTOR or any agent, employee, subcontractor or other representative of CONTRACTOR in the course of performing the Services. CONTRACTOR hereby agrees to assign all its right, title and interest therein to SEARLE or its nominee. CONTRACTOR shall ensure that its contractual arrangements with its agents, employees, subcontractors and other representatives provide for their automatic assignment to SEARLE of all such inventions, discoveries and improvements.

            (b) Whenever requested to do so by SEARLE, CONTRACTOR will execute any and all applications, assignments or other instruments and give testimony which SEARLE shall deem necessary to apply for and obtain letters patent of the United States or of any foreign country or to protect otherwise SEARLE's interest therein. CONTRACTOR shall be reimbursed for reasonable expenses and personnel charges in complying with SEARLE's request. CONTRACTOR shall ensure that its contractual arrangements with its agents, employees, subcontractors and other representatives provide for their automatic assignment to SEARLE of all such inventions, discoveries and improvements.

ARTICLE 9-- CONFIDENTIALITY

9.1 Undertaking. During the term hereof and for a period of ten (10) years following the expiration or termination hereof, CONTRACTOR shall keep confidential and not use (other than to perform the Services) any of the Searle Information. CONTRACTOR further agrees to limit disclosure of the Searle Information to agents, subcontractors, employees and other representatives of CONTRACTOR who have signed agreements with CONTRACTOR reiterating the provisions of this Article and to Investigators who have signed Investigator Contracts.

9.2 Exceptions. The obligations set forth in Paragraph 9.1 shall not apply to Searle Information which:

            (a) is already known to CONTRACTOR as shown by its prior written records

            (b) is or becomes publicly available through no fault of CONTRACTOR;

            (c) is received from a third party which CONTRACTOR believes in good faith has a right to disclose it; or

            (d) is required by law to be disclosed.

9.3 Publications. It is expressly understood that neither CONTRACTOR nor any agent, employee subcontractor or other representative of CONTRACTOR shall have the right to publish any information concerning the Study.

ARTICLE 10--ASSIGNMENT

10.1 BY CONTRACTOR. CONTRACTOR may not assign, transfer or attempt to assign or transfer any of its rights or obligations hereunder without the prior written consent of SEARLE. Any attempt by CONTRACTOR without SEARLE's prior written consent shall constitute a material default hereunder.

10.2 By SEARLE. SEARLE shall have the right to assign this Agreement, in whole or in part, on thirty (30) days' prior written notice to CONTRACTOR.

ARTICLE 11--ENTIRE AGREEMENT; AMENDMENTS

11.1 Entire Agreement. This Agreement, together with its Exhibits and the Protocol, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether verbal or written, concerning said subject matter.

11.2 Amendments. This Agreement may not be amended except in writing signed by both parties.

ARTICLE 12--MISCELLANEOUS

12.1 Conflict of Interest. CONTRACTOR represents to SEARLE that it has no obligations, contractual or otherwise, that would conflict with its entering into this Agreement or performing the Services and that it will undertake no such obligations during the term hereof.

12.2 Independent Contractor. CONTRACTOR is an independent contractor and nothing in this Agreement shall be construed to create a partnership, joint venture or employment relationship between the parties. CONTRACTOR shall have no authority to bind SEARLE to any commitment whatsoever and CONTRACTOR shall not hold itself out to third parties as having authority to do so.

12.3 Notices. Any notice which either party may be required to give the other shall be deemed to be duly given when mailed by certified or registered mail, postage prepaid, return receipt requested, to the other party at the addresses first given above, addressed to the attention of the person signing this Agreement for such party or to such other addresses and recipients as the parties may direct in writing. Notices shall be deemed to be effective five (5) days after mailing.

12.4 Severability. If any provision hereof shall be determined to be invalid or unenforceable, such determination shall not affect the validity of the other provisions of this Agreement; provided that the parties shall promptly agree upon replacement provision(s) which approximate as closely as possible the spirit and intent of the invalid provision(s).

12.5 Survival. Sections 2.6, 2.7, and 6.5 and Articles 7, 8 and 9 shall survive the expiration or earlier termination of this Agreement.

12.6 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Illinois, regardless of its choice of law principles.

12.7 Waivers. Waiver by either party or the failure by either party to claim a breach of any provision of this Agreement shall not be deemed to constitute a waiver or estoppel with respect to any subsequent breach of any provision hereof.

12.8 Use of Names. Each party, on behalf of itself, its agents, employees, subcontractors and representatives agrees not to use the name of the other party or its agents, employees, subcontractors and representatives in any publication, promotional material or other writing or oral statement for public distribution, relative to the subject matter or existence of this Agreement, except as otherwise required by law or previously consented to in writing by the other party. Notwithstanding the foregoing, SEARLE consents to CONTRACTOR advising prospective clients that CONTRACTOR has performed clinical research services for SEARLE.

12.9 Force Maieure. Either party's failure to perform its obligations hereunder shall be excused to the extent and for the period of time such nonperformance is caused by an event of force majeure, including but not limited to, the occurrence of war, invasion, fire, explosion, flood, riot, strikes, acts of God acts of government or governmental agencies or instrumentalities or contingencies or causes beyond such party's reasonable control.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year set forth above.

KENDLE RESEARCH ASSOCIATES, INC.                G.D. SEARLE & CO.


 By:  /s/ Candace Kendle Bryan                 By:  /s/ J.D. Schulte
     --------------------------                     ---------------------------
Title: CEO                                     Title: CEO
     --------------------------                     ---------------------------
Date:  5/13/96                                 Date: 8/7/96
     --------------------------                     ---------------------------